Exhibit 99.1

Bio-Path Holdings Announces Appointment of Dr. William Hahne as Vice President of Clinical Development

HOUSTON—April 17, 2017 – Bio-Path Holdings, Inc., (NASDAQ:BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced the appointment of William Hahne, MD, to the newly created position of vice president of clinical research. During his career, Dr. Hahne has developed extensive expertise in the management of oncology and hematology drug trials as well as valuable experience managing regulatory applications in the US, Canada and Europe.

Peter Nielsen, chief executive officer of Bio-Path Holdings, commented, “Dr. Hahne’s experience directing clinical research programs, maximizing product pipelines, and managing medical affairs teams make him a valuable addition to our team. We look forward to leveraging his years of experience as we continue to advance our lead oncology candidate, prexigebersen, in its ongoing Phase 2 study, and our next asset, BP1002, into clinical studies later this year.”

Before joining Bio-Path, Dr. Hahne was a medical consultant for a number of organizations including Voisin consulting, Medimmune, Lion Biotechnologies, Seattle Genetics, Aminex Therapeutics, Therakos, and Celgene Cellular Therapeutics.  He held executive positions in clinical research and medical affairs at Celator Pharmaceuticals (now a subsidiary of Jazz Pharmaceuticals), Celsion Corp, and CurGen Corp, during which he was integrally involved in the design and management of oncology clinical trials, development of key opinion leaders, and growth of clinical departments to meet needs of advancing pipelines. Earlier, he worked in various clinical and medical positions of increasing responsibility at Glaxo Inc., Marion Merrell Dow, Hoechst Marion Rousel, and Eisai, Inc. Dr. Hahne earned his BA in chemistry from Grinnell College and his MD from Cornell University. He conducted his residency in general surgery at Emory University Affiliated Hospitals in Atlanta, Georgia.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (Liposomal Grb2 antisense), is in a Phase 2 study for blood cancers and in preclinical studies for solid tumors. BP1002 is Bio-Path’s second liposomal antisense drug candidate, and is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company’s website at www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369